FOR IMMEDIATE RELEASE	Contact:
Milt Alpern, CFO
Applix Inc.
508-475-2450
malpern@applix.com
APPLIX REPORTS RECORD LICENSE REVENUE
FOR FOURTH QUARTER 2005
WESTBOROUGH, Mass. – February 2, 2006 – Applix, Inc. (Nasdaq: APLX), a global provider of Business Performance Management (BPM) and Business Intelligence (BI) applications, today reported that revenue for the quarter ended December 31, 2005 was $11.08 million, a record for the Company since it became an analytics software-only company in 2003, and an 18 percent increase over total revenue of $9.36 million in the fourth quarter of 2004. License revenue for the fourth quarter of 2005 was also a record $6.64 million, a 22 percent increase compared to $5.46 million for the same period a year ago. Net income for the fourth quarter of 2005 was $2.48 million, or $0.15 per diluted share, compared to net income of $3.10 million, or $0.20 per diluted share, for the year ago period.
Total revenues for 2005 were $36.98 million, a 20 percent increase over total revenues of $30.92 million for 2004. License revenues were $19.49 million for 2005, a 20 percent increase over $16.23 million in 2004. Net income for 2005 was $6.74 million, or $0.41 per diluted share, compared to $4.70 million, or $0.30 per diluted share in 2004.
David C. Mahoney, President and Chief Executive Officer of Applix, said, “Our strong results for 2005 are evidence of the exceptional progress our company made in all areas: highly competitive business wins, accolades from our customers and industry analysts about the continued strengthening of our product offerings and important enhancements to TM1, including the milestone TM1 9.0 released at the end of 2005. We continue to successfully execute our business plan, producing growth levels nearly double that of larger competitors in our market segment. Moreover, many customers are finding new ways to utilize our technology and, in turn, increase the scope of their relationship with us. These factors translated into growing pipelines, more customer wins and more opportunities to participate in broader and higher value deals. We are very pleased by all these achievements, since they provide the core platform from which we can continue our successful growth in 2006.”
He continued, “To that end, we plan to invest more aggressively: we remain focused on driving license and revenue growth, increasing our average deal size, enhancing our applications, building our visibility and helping more customers address their analytics needs. Our organization is stronger than ever, and our engineering group, under the new leadership of Chanchal Samanta who joined us in January, is ready to drive forward the technological development required. We intend to compete aggressively across our market segment, which we see as hungry for cost-effective and results-oriented solutions, and to prove our value proposition to our continually expanding customer base, which already numbers more than 2,200 worldwide. Looking at 2006, we believe we have the right strategy to again achieve growth levels at what we believe will be industry leading levels. We are especially pleased to have concluded the SEC investigation that began in 2003, with no monetary penalties assessed against Applix, putting that matter behind us so that we can focus exclusively on building our business.”
Fourth Quarter Business Highlights
▶	Applix continued to expand its customer base by adding more than 70 new customers that are realizing the measurable benefits of employing analytic applications for forecasting, planning and consolidations or for real time operations utilizing TM1, such as Perenco, California State University, BMW France, Chanel and Lloyds TSB Retail.
▶	Applix signed an OEM agreement with a major software solution vendor in the education market to provide an enterprise resource planning solution for K-12 schools based on TM1.
▶	Applix added new solution partner, Plexis Healthcare Systems, which is integrating TM1 dashboards into its Plexis Claims Manager in a new benefits administration solution for healthcare organizations.
▶	Applix announced and began to ship TM1 version 9.0, which offers a high performing web solution and interface with Microsoft.NET for enterprise wide performance management and business intelligence.
▶	TM1 was named the top performer in the annual OLAP Survey 5 in overall business benefits achieved, best query performance, fastest implementation times and fewest technical problems, among others.
▶	Applix announced Chanchal Samanta as Vice President of Research and Development, beginning in January 2006, leading a newly focused engineering unit.
Following the close of the quarter, Applix announced that it had settled the on-going investigation by the Securities and Exchange Commission with no monetary penalty assessed and entered into a cease and desist order.
Fourth Quarter Financial Highlights
▶	Cash and short-term investments totaled $24.94 million at 12/31/05, up more than $1.5 million from $23.4 million at 9/30/05, and an increase of more than 56% from $15.92 million a year ago.
▶	Gross margin for the fourth quarter of 2005 increased to 90.9%, compared to 88.7% in the third quarter of 2005, and slightly lower than 91.3% in the fourth quarter of 2004.
▶	Days sales outstanding was 65 days at 12/31/05, up from 43 days at 9/30/05 and 59 days at 12/31/04, compared to the Company’s targeted 55-60 days.
▶	Average license deal size for transactions over $20,000 increased to between $65,000 — $70,000, a sharp jump from between $55,000 - $60,000 in the third quarter of 2005.

▶	The number of customers purchasing more than $100,000 of software licenses more than doubled on a year over year basis to 15 in the fourth quarter of 2005, compared to eight in the third quarter of 2005, and seven in the fourth quarter of 2004.
Total operating expenses for the fourth quarter of 2005 totaled $7.14 million, compared to $5.80 million in the fourth quarter of 2004, reflecting the planned increases in expenditures for both product development and field sales and marketing operations, including lead generation activities, and headcount additions in sales, presales and product management. Included in fourth quarter 2005 expenses was approximately $19,000 in legal costs associated with the now-settled investigation by the SEC; in the fourth quarter of 2004, these expenses were approximately $318,000. The Company may incur additional expenses related to indemnification obligations for certain former executives under the Company’s Articles of Organization.
Milt Alpern, Chief Financial Officer of Applix, commented, “We are very proud of the results that Applix produced in 2005, since both our total revenue and license revenue grew at industry leading rates. Further, even with an increased level of spending to support our ramped-up sales and marketing efforts, Applix continued to produce very strong gross margins, solid profitability and consistent cash generation. Looking to 2006, we plan to take advantage of our solid financial foundation and effective business model to continue to invest aggressively in all areas of our business where we see ample opportunities to deliver a high level of financial performance going forward.”
Business and Financial Outlook for 2006
For 2006, Applix expects to achieve strong top line revenue growth, targeting total revenues of $41-$44 million and license revenues of $22-$23.5 million. Lastly, Applix is targeting diluted earnings per share on an annual basis between $0.17-$0.27, based upon an estimated effective tax rate of 13% and an assumed weighted average number of diluted shares of 17,000,000. The Company’s forecast for annual earnings per share includes stock compensation expense related to stock options, which is estimated to be approximately $2 million, or $0.12 per diluted share, in 2006, but does not reflect the impact of foreign exchange, which cannot be predicted.
Investor Conference Call and Webcast
The senior management of Applix will host a conference call and Webcast to discuss the fourth quarter results tomorrow morning, Friday, February 3, 2006 at 8:30 am ET. To access the call, please dial 1-866-700-6293, using the confirmation code 53969898. Internationally, the call may be accessed by dialing 1-617-213-8835, using the same confirmation code. To listen via live audio Webcast, please visit the Company’s website, www.applix.com at least ten minutes prior to the start of the call. The Webcast will be available as a replay starting one hour after the call is completed at the same location.
About Applix

Applix (Nasdaq: APLX) is a global provider of Business Performance Management and Business Intelligence applications, based on Applix’s TM1. TM1 applications enable continuous strategic planning, management and monitoring of performance across the financial and operational functions within the enterprise. Applix is a founder of the BPM Standards Group (http://www.bpmstandardsgroup.org), and has been recognized by numerous industry analyst groups for its technical leadership and vision in the marketplace.
More than 2,200 customers worldwide use TM1 for its tight integration with Excel, real-time response, adaptability, and low total cost of ownership. Delivered by Applix and by a global network of partners, TM1-based applications help customers manage their business performance and respond to the marketplace in real time. Headquartered in Westborough, MA, Applix maintains offices in four countries in Europe, North America and the Pacific Rim. For more information about Applix, please visit www.applix.com.
Any statements in this press release about future expectations, plans and prospects for the Company, including any statements about projected operating results for 2006 and any other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, and actual results could differ materially from those indicated by such forward-looking statements as a result of various important factors. Factors that could cause or contribute to such differences include without limitation, competitive pressures, changes in customer demands, adverse economic conditions, loss of key personnel, litigation, potential fluctuations in quarterly results, lengthy sales cycles, market acceptance of new or enhanced products and services, factors affecting spending by customers and other risks, uncertainties and factors including those described in the Company’s most recent Form 10-Q under the heading “Factors That May Affect Future Results.” In addition, the forward-looking statements provided by the Company in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, and these forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.
©2006 Applix, Inc. All rights reserved. Applix and TM1 are registered trademarks of Applix, Inc. All other trademarks and company names mentioned are the property of their respective owners.
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Financial Tables Follow

Applix, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Software license	$6,642	$5,462	$19,488	$16,228
Professional services and maintenance	4,442	3,898	17,490	14,687

Total revenues	11,084	9,360	36,978	30,915

Cost of revenues	1,005	819	4,005	4,039

Gross margin	10,079	8,541	32,973	26,876

Operating expenses:
Sales and marketing	4,332	2,957	15,337	10,588
Product development (includes $155 of	1,516	1,171	5,269	4,785
stock-based compensation for the three months ended December 31, 2005)

General and administrative (includes $15 of	1,227	1,614	5,095	6,217
stock-based compensation for the three months ended December 31, 2005 and 2004, respectively, and $60 of stock-based compensation for the years ended December 31, 2005 and 2004, respectively)

Restructuring	—	—	—	577
Amortization of an acquired intangible asset	62	62	250	250

Total operating expenses	7,137	5,804	25,951	22,417

Operating income	2,942	2,737	7,022	4,459

Non-operating (expense) income:
Net gain from sale of CRM business	—	251	—	261
Interest and other (expense) income, net	(5)	67	173	313

Income before income taxes:	2,937	3,055	7,195	5,033
Provision (benefit) for income taxes	431	(68)	357	225

Income from continuing operations	2,506	3,123	6,838	4,808
		[a]aa[a][a] [a]

Loss from discontinued operations	(30)	(26)	(100)	(106)

Net income	$2,476	$3,097	$6,738	$4,702

Net income per share, basic and diluted:
Continuing operations, basic	$0.17	$0.22	$0.47	$0.34
Continuing operations, diluted	$0.15	$0.20	$0.42	$0.31
Discontinued operations, basic and diluted	($0.00)	($0.00)	($0.01)	($0.01)
Net income per share, basic	$0.17	$0.22	$0.46	$0.33
Net income per share, diluted	$0.15	$0.20	$0.41	$0.30

Weighted average number of shares outstanding:
Basic	14,845	14,281	14,669	14,038
Diluted	16,672	15,631	16,451	15,482

Applix, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and par value amounts)

	December 31,	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$20,740	$15,924
Short-term investments	4,198	—
Accounts receivable, net	8,066	6,171
Other current assets	1,459	1,703

Total current assets	34,463	23,798

Restricted cash	500	400
Property and equipment, net	953	580
Intangible asset, net	312	562
Other assets	712	687
Goodwill	1,158	1,158

TOTAL ASSETS	$38,098	$27,185

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,504	$795
Accrued expenses	5,460	5,177
Accrued restructuring expenses, current portion	44	112
Deferred revenues	9,143	8,421

Total current liabilities	16,151	14,505

Accrued restructuring expenses, long term portion	186	261
Other long term liabilities	133	181

Total liabilities	16,470	14,947

Stockholders’ equity:
Preferred stock; $.01 par value; 1,000,000 shares authorized, none issued and outstanding	—	—

Common stock; $.0025 par value; 30,000,000 shares authorized; 14,923,894 and 14,290,584 shares issued and outstanding, respectively	37	36
Additional paid-in capital	57,178	54,348
Accumulated deficit	(33,935)	(40,673)
Accumulated other comprehensive loss	(1,652)	(1,473)

Total stockholders’ equity	21,628	12,238

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,098	$27,185